Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for First Quarter 2020

EVANSTON, Ill., February 27, 2020 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Financial Highlights

•	Total investment income of $19.5 million

•	Net investment income of $5.4 million, or $0.22 per share

•	Adjusted net investment income of $8.3 million, or $0.34 per share(1)

•	Net increase in net assets resulting from operations of $20.0 million, or $0.82 per share

•	Invested $43.6 million in debt and equity securities, including two new portfolio companies

•	Received proceeds from repayments and realizations of $21.8 million

•	Paid special dividend of $0.04 per share and regular quarterly dividend of $0.39 per share on December 20, 2019

•	Net asset value (NAV) of $412.3 million, or $16.85 per share, as of December 31, 2019

Full Year 2019 Financial Highlights

•	Total investment income of $77.1 million

•	Net investment income of $32.0 million, or $1.31 per share

•	Adjusted net investment income of $35.3 million, or $1.44 per share(1)

•	Net increase in net assets resulting from operations of $48.5 million, or $1.98 per share

•	Invested $219.2 million in debt and equity securities, including 12 new portfolio companies

•	Received proceeds from repayments and realizations of $120.6 million

•	Paid regular dividends totaling $1.56 per share and a special dividend of $0.04 per share

•	Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2019 of $15.3 million, or $0.63 per share

Management Commentary

“Through steadfast underwriting discipline focused primarily on capital preservation during 2019, our portfolio remains healthy. For the fifth consecutive year, we delivered growth in NAV per share and the fair value of our investment portfolio increased 19% year over year while we received $120.6 million in proceeds from repayments, exits and realizations,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “I am pleased to report that in February 2020 we successfully completed the partial sale of a portfolio of equity investments, generating $35.9 million in net proceeds and a net realized gain of approximately $20.4 million. We plan to redeploy these proceeds into income-producing investments continuing to focus on companies with defensive characteristics, strong free cash flow and positive long-term outlooks. As always, we remain committed to our long-term goals of generating attractive risk-adjusted returns from our debt and equity investments and delivering stable dividends.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2019 Financial Results

The following table provides a summary of our operating results for the three months ended December 31, 2019 as compared to the same period in 2018 (dollars in thousands, except per share data):

	Three Months Ended December 31,
	2019	2018	$ Change	% Change
Interest income	$16,943	$15,049	$1,894	12.6%
Payment-in-kind interest income	1,262	2,051	(789)	(38.5%)
Dividend income	536	3,020	(2,484)	(82.3%)
Fee income	763	2,041	(1,278)	(62.6%)
Interest on idle funds and other income	3	47	(44)	(93.6%)

Total investment income	$19,507	$22,208	$(2,701)	(12.2%)

Net investment income	$5,365	$11,092	$(5,727)	(51.6%)
Net investment income per share	$0.22	$0.45	$(0.23)	(51.1%)

Adjusted net investment income (1)	$8,291	$11,299	$(3,008)	(26.6%)
Adjusted net investment income per share (1)	$0.34	$0.46	$(0.12)	(26.1%)

Net increase in net assets resulting from operations	$19,997	$11,982	$8,015	66.9%
Net increase in net assets resulting from operations per share	$0.82	$0.49	$0.33	67.3%

The $(2.7) million decrease in total investment income for the three months ended December 31, 2019 as compared to the same period in 2018 was primarily attributable to (i) a $1.1 million increase in total interest income (including payment-in-kind interest income) resulting from higher average debt investment balances outstanding, partially offset by a slight decrease in weighted average debt yield, (ii) a $(1.3) million decrease in fee income resulting from a decrease in prepayment fees and structuring fees on new investments, partially offset by an increase in amendment fees, and (iii) a $(2.5) million decrease in dividend income.

For the three months ended December 31, 2019, total expenses, including income tax provision, were $14.1 million, an increase of $3.0 million, or 27.2%, from the $11.1 million of total expenses, including income tax provision, for the three months ended December 31, 2018. The increase was primarily attributable to (i) a $1.3 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, (ii) a $0.4 million increase in the base management fee due to higher average total assets, and (iii) a $2.7 million increase in capital gains incentive fee accrued, partially offset by a $1.3 decrease in income incentive fee accrued.

Net investment income decreased by $(5.7) million, or (51.6)%, to $5.4 million during the three months ended December 31, 2019 as compared to the same period in 2018, as a result of the $(2.7) million decrease in total investment income and the $3.0 million increase in total expenses, including income tax provision. Adjusted net investment income(1), which excludes the capital gains incentive fee accrual, decreased by $(3.0) million, or (26.6%), to $8.3 million.

For the three months ended December 31, 2019, the total net realized loss on investments, net of income tax provision on realized gains, was $(9.9) million, as compared to total net realized gain on investments, net of income tax provision on realized gains, of $5.5 million for the same period in 2018.

Full Year 2019 Financial Results

The following table provides a summary of our operating results for the year ended December 31, 2019 as compared to the same period in 2018 (dollars in thousands, except per share data):

	Years Ended December 31,
	2019	2018	$ Change	% Change
Interest income	$62,175	$60,883	$1,292	2.1%
Payment-in-kind interest income	9,100	6,575	2,525	38.4%
Dividend income	1,424	4,010	(2,586)	(64.5%)
Fee income	4,288	4,809	(521)	(10.8%)
Interest on idle funds and other income	119	148	(29)	(19.6%)

Total investment income	$77,106	$76,425	$681	0.9%

Net investment income	$31,969	$35,058	$(3,089)	(8.8%)
Net investment income per share	$1.31	$1.43	$(0.12)	(8.4%)

Adjusted net investment income (1)	$35,268	$37,996	$(2,728)	(7.2%)
Adjusted net investment income per share (1)	$1.44	$1.55	$(0.11)	(7.1%)

Net increase in net assets resulting from operations	$48,466	$49,452	$(986)	(2.0%)
Net increase in net assets resulting from operations per share	$1.98	$2.02	$(0.04)	(2.0%)

The $0.7 million increase in total investment income for the year ended December 31, 2019 as compared to the same period in 2018 was primarily attributable to (i) a $3.8 million increase in total interest income (including payment-in-kind interest income) resulting from higher average debt investment balances outstanding, partially offset by a decrease in weighted average debt investment yield, (ii) a $(2.6) million decrease in dividend income due to decreased levels of distributions received from equity investments, and (iii) a $(0.5) million decrease in fee income resulting from a decrease in prepayment fee income, partially offset by a increase in debt amendment and origination fee income.

For the year ended December 31, 2019, total expenses, including income tax provision, were $45.1 million, an increase of $3.7 million or 9.1%, from the $41.4 million of total expenses, including income tax provision, for the year ended December 31, 2018. The increase was primarily attributable to (i) a $4.4 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, (ii) a $1.0 million increase in base management fees due to higher average total assets, and (iii) a $(2.0) million decrease in income incentive fees offset by a $0.4 million increase in capital gains incentive fees accrued.

Net investment income decreased by $(3.1) million, or 8.8%, to $32.0 million during the year ended December 31, 2019 as compared to the same period in 2018, as a result of the $0.7 million increase in total investment income more than offset by a $3.7 million increase in total expenses, including income tax provision. Adjusted net investment income(1), which excludes the capital gains incentive fee accrual, decreased by $2.7 million, or 7.2%, to $35.3 million.

For the year ended December 31, 2019, the total net realized loss on investments, net of income tax provision on realized gains, was $(1.3) million, as compared to total net realized loss on investments, net of income tax provision on realized gains, of $(11.0) million for the same period in 2018.

Portfolio and Investment Activities

As of December 31, 2019, the fair value of our investment portfolio totaled $766.9 million and consisted of 61 active portfolio companies and three portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 108.9% of the related cost basis as of December 31, 2019. As of December 31, 2019, 17 portfolio company’s debt investments bore interest at a variable rate, which represented $181.3 million, or 28.7%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of December 31, 2019, our average active portfolio company investment at amortized cost was $11.5 million, which excludes investments in the three portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.0% as of December 31, 2019. The weighted average yield was computed using the effective interest rates for debt investments at cost as of December 31, 2019, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

Fourth quarter 2019 investment activity included the following new portfolio company investments:

•

Haematologic Technologies, Inc., a leading provider of biologic products and GMP compliant assay development and testing services to the biopharmaceutical industry. Fidus invested $6.0 million in first lien debt and common equity.

•	Prime AE Group, Inc., a multi-faceted architecture & engineering services firm focused on domestic infrastructure projects. Fidus invested $8.0 million in first lien debt and preferred equity.

As of December 31, 2019, we had debt investments in one portfolio company on non-accrual status, which had an aggregate cost and fair value of $35.3 million and $33.1 million, respectively.

Liquidity and Capital Resources

As of December 31, 2019, we had $15.0 million in cash and cash equivalents and $75.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of December 31, 2019, we had SBA debentures outstanding of $157.5 million, $50.0 million outstanding of our 5.875% notes due 2023 (the “2023 Notes”), $69.0 million outstanding of our 6.000% notes due 2024, $63.3 million outstanding of our 5.375% notes due 2024 (the “November 2024 Notes” and collectively with the 2023 Notes and February 2024 Notes, the “Public Notes”), and $25.0 million outstanding under our Credit Facility. As of December 31, 2019, the weighted average interest rate on total debt outstanding was 4.7%.

Subsequent Events

On January 10, 2020, we received a distribution on our equity investment in Fiber Materials Inc., resulting in a realized gain of approximately $9.8 million.

On January 29, 2020, we exited our debt investment in Hunter Defense Technologies, Inc. We received payment in full of $9.2 million on our first lien debt.

On January 31, 2020, we invested $11.0 million in a revolving loan and first lien debt of Combined Systems, Inc., a leading designer, manufacturer, and marketer of non-lethal security products for the global defense and law enforcement markets.

On February 7, 2020, we invested $15.0 million in first lien debt of Routeware, Inc., a leading provider of highly integrated fleet automation software and systems for waste haulers and municipalities.

On February 25, 2020, we sold 50% of our equity investments in 20 portfolio companies and received net proceeds of $35.9 million, resulting in a realized gain, net of estimated taxes, of approximately $20.4 million.

First Quarter 2020 Dividend of $0.39 Per Share Declared

On February 12, 2020 our board of directors declared a regular quarterly dividend of $0.39 per share payable on March 27, 2020 to stockholders of record as of March 13, 2020.

When declaring dividends, our Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2020 taxable income, as well as the tax attributes for 2020 dividends, will be made after the close of the 2020 tax year. The final tax attributes for 2020 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2019 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, February 28, 2020. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 8645388.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on February 28, 2020 until 11:59pm ET on March 7, 2020 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 8645388. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31, 2019	December 31, 2018
ASSETS
Investments, at fair value:
Control investments (cost: $27,718 and $22,697, respectively)	$21,820	$18,820
Affiliate investments (cost: $56,328 and $70,924, respectively)	121,555	123,051
Non-control/non-affiliate investments (cost: $620,453 and $505,129, respectively)	623,544	501,111

Total investments, at fair value (cost: $704,499 and $598,750, respectively)	766,919	642,982
Cash and cash equivalents	15,012	42,015
Interest receivable	6,331	7,528
Prepaid expenses and other assets	1,177	1,351

Total assets	$789,439	$693,876

LIABILITIES
SBA debentures, net of deferred financing costs	$153,802	$186,734
Public Notes, net of deferred financing costs	176,901	48,411
Borrowings under Credit Facility, net of deferred financing costs	23,899	36,358
Accrued interest and fees payable	3,505	2,812
Base management fee payable – due to affiliate	3,334	2,927
Income incentive fee payable – due to affiliate	1,497	2,785
Capital gains incentive fee payable – due to affiliate	12,715	9,415
Administration fee payable and other – due to affiliate	487	474
Taxes payable	547	803
Accounts payable and other liabilities	442	172

Total liabilities	377,129	290,891

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,463,119 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively)	24	24
Additional paid-in capital	366,061	366,688
Total distributable earnings	46,225	36,273

Total net assets	412,310	402,985

Total liabilities and net assets	$789,439	$693,876

Net asset value per common share	$16.85	$16.47

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Investment Income:
Interest income
Control investments	$428	$65	$848	$246
Affiliate investments	1,131	1,600	5,257	6,868
Non-control/non-affiliate investments	15,384	13,384	56,070	53,769

Total interest income	16,943	15,049	62,175	60,883
Payment-in-kind interest income
Control investments	511	175	2,122	661
Affiliate investments	134	85	388	698
Non-control/non-affiliate investments	617	1,791	6,590	5,216

Total payment-in-kind interest income	1,262	2,051	9,100	6,575
Dividend income
Control investments	—	—	—	—
Affiliate investments	512	2,501	1,454	3,454
Non-control/non-affiliate investments	24	519	(30)	556

Total dividend income	536	3,020	1,424	4,010
Fee income
Control investments	—	—	349	—
Affiliate investments	—	57	26	80
Non-control/non-affiliate investments	763	1,984	3,913	4,729

Total fee income	763	2,041	4,288	4,809
Interest on idle funds and other income	3	47	119	148

Total investment income	19,507	22,208	77,106	76,425

Expenses:
Interest and financing expenses	4,875	3,575	17,072	12,659
Base management fee	3,333	2,927	12,399	11,365
Incentive fee - income	1,498	2,785	7,445	9,413
Incentive fee - capital gains	2,926	207	3,299	2,938
Administrative service expenses	384	350	1,583	1,462
Professional fees	340	325	1,553	1,343
Other general and administrative expenses	261	255	1,286	1,467

Total expenses	13,617	10,424	44,637	40,647

Net investment income before income taxes	5,890	11,784	32,469	35,778
Income tax provision (benefit)	525	692	500	720

Net investment income	5,365	11,092	31,969	35,058

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	(1,268)	—
Affiliate investments	9	9,944	(64)	10,786
Non-control/non-affiliate investments	(10,011)	(5,059)	161	(21,055)

Total net realized gain (loss) on investments	(10,002)	4,885	(1,171)	(10,269)

Income tax (provision) benefit from realized gains on investments	140	650	(121)	(758)
Net change in unrealized appreciation (depreciation):
Control investments	6,249	(2,212)	(2,021)	(2,306)
Affiliate investments	9,515	(7,469)	13,100	20,477
Non-control/non-affiliate investments	8,730	5,183	7,109	7,547

Total net change in unrealized appreciation (depreciation) on investments	24,494	(4,498)	18,188	25,718

Net gain (loss) on investments	14,632	1,037	16,896	14,691
Realized losses on extinguishment of debt	—	(147)	(399)	(297)

Net increase in net assets resulting from operations	$19,997	$11,982	$48,466	$49,452

Per common share data:
Net investment income per share-basic and diluted	$0.22	$0.45	$1.31	$1.43

Net increase in net assets resulting from operations per share — basic and diluted	$0.82	$0.49	$1.98	$2.02

Dividends declared per share	$0.43	$0.43	$1.60	$1.60

Weighted average number of shares outstanding — basic and diluted	24,463,119	24,463,119	24,463,119	24,471,730

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and 12 months and years ended December, 2019 and 2018.

	($ in thousands) Three Months Ended December 31, (unaudited)		($ in thousands) Years Ended December 31, (unaudited)
	2019	2018	2019	2018
Net investment income	$5,365	$11,092	$31,969	$35,058
Capital gains incentive fee expense (reversal)	2,926	207	3,299	2,938

Adjusted net investment income (1)	$8,291	$11,299	$35,268	$37,996

	(Per share) Three Months Ended December 31, (unaudited)		(Per share) Years Ended December 31, (unaudited)
	2019	2018	2019	2018
Net investment income	$0.22	$0.45	$1.31	$1.43
Capital gains incentive fee expense (reversal)	0.12	0.01	0.13	0.12

Adjusted net investment income (1)	$0.34	$0.46	$1.44	$1.55

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com